SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

Campus Crest Communities, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Relational Opportunity Master Fund, L.P.

Clinton Relational Opportunity, LLC

Clinton Group, Inc.

George E. Hall

Scott R. Arnold

Randall H. Brown

William A. Finelli

Raymond Mikulich

Campus Evolution Villages, LLC

Evan F. Denner

Andrew N. Stark

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY SUBJECT TO COMPLETION

DATED FEBRUARY 23, 2015

CAMPUS CREST COMMUNITIES, INC.

__________________________

PROXY STATEMENT

OF

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

This Proxy Statement and the enclosed GOLD proxy card are being furnished by Clinton Relational Opportunity Master Fund, L.P. ("CREL"), Clinton Relational Opportunity, LLC ("CRO"), Clinton Group, Inc. ("CGI"), Mr. George E. Hall ("Mr. Hall" and together with CREL, CGI and CRO, "Clinton", "we" or "us") and their nominees and certain other parties listed below in connection with the solicitation of proxies (the "Proxy Solicitation") from the stockholders of Campus Crest Communities, Inc. ("Campus Crest" or the "Company").

For the reasons set forth in this Proxy Statement, we believe the Company can better maximize value for all stockholders of Campus Crest. Accordingly, we are seeking to change the composition of the current board of directors of the Company (the "Board"). We are seeking your support at the upcoming annual meeting of stockholders (the "Annual Meeting") to be held on [ ], at a location and time to be set forth in the Company's proxy statement on Schedule 14A in connection with the Annual Meeting (the "Company's Proxy Statement") with respect to the following (each, a "Proposal" and collectively, the "Proposals"):

1.	To elect Clinton's slate of four director nominees, Scott R. Arnold, Randall H. Brown, William A. Finelli and Raymond Mikulich (the "Nominees", and together with Clinton, Campus Evolution Villages, LLC (“CEV”), Andrew N. Stark and Evan F. Denner, the "Participants") to serve as directors on the Board until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified, in opposition to the Company's director nominees.

2.	To vote for the Company's proposal to ratify the appointment of KPMG LLP as the independent accounting firm for the Company for fiscal year ending December 31, 2015;

3.	To vote against the Company's proposal to approve, on an advisory basis, the 2015 compensation of its named executive officers; and

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

If the Company, in response to Clinton's nomination of directors and the filing of this Proxy Statement, makes any changes to its Board, nominates individuals not on its current Board, amends the By-laws of the Company (the “By-laws”), submits stockholder proposals, or takes any other action pertinent to the concerns Clinton has expressed about the Company, Clinton specifically reserves the right to amend this Proxy Statement, including by substituting and/or increasing the number of its director nominees, proposing amendments to the By-laws and/or submitting stockholder proposals.

The Board is currently composed of five directors, all of whom are up for election at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect the Nominees, who if elected

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would constitute a majority of the Board. There is no assurance that any of the Company's nominees will serve or continue to serve as directors if any or all of our Nominees are elected.

The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date") as February 26, 2015.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  The mailing address of the principal executive offices of the Company is 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211.  As of the Record Date, there were [ ] shares of common stock, par value $0.01 per share (the "Common Stock") outstanding. As of February 26, 2015, Clinton, together with the other Participants in this Proxy Solicitation, beneficially owned [ ] shares of Common Stock, which represents approximately [ ]% of the outstanding Common Stock (based upon the 64,737,205 shares of Common Stock outstanding as of November 10, 2014, as reported in the Company's Annual Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission (the "SEC") on November 10, 2014).

We intend to vote such shares of Common Stock FOR the election of the Nominees, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and AGAINST the advisory vote on approving executive compensation, in each case as described herein.

This proxy statement and GOLD proxy card are first being mailed or given to the Company's stockholders on or about [ ], 2015.

THIS PROXY SOLICITATION IS BEING MADE BY THE PARTICIPANTS AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY OR ANY OTHER THIRD PARTY.  THE PARTICIPANTS ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS DESCRIBED HEREIN.  SHOULD OTHER MATTERS, WHICH THE PARTICIPANTS ARE NOT AWARE OF A REASONABLE TIME BEFORE THE DATE OF THIS PROXY STATEMENT, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

CLINTON URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF ITS NOMINEES AND THE PROPOSALS.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY MANAGEMENT OF THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF CLINTON'S NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 AND AGAINST THE ADVISORY VOTE ON APPROVING EXECUTIVE COMPENSATION, BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., C/O OKAPI PARTNERS LLC, 437 MADISON AVENUE, 28TH FLOOR, NEW YORK, NEW YORK 10022, WHICH IS ASSISTING IN THIS PROXY SOLICITATION, OR TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

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IMPORTANT

PLEASE READ THIS CAREFULLY

If your shares of Common Stock are registered in your own name, please vote today by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided.

If you hold your shares of Common Stock in "street" name with a bank, broker firm, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, broker firm, dealer, trust company or other nominee to vote in favor of the election of the Nominees and the other Proposals (other than Proposal 3). Please follow the instructions to proxy provided on the enclosed GOLD proxy card. If your bank, broker firm, dealer, trust company or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GOLD proxy card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Clinton Relational Opportunity Master Fund, L.P., c/o Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Only holders of record of shares of Common Stock as of the close of business on the Record Date will be entitled to vote on the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to vote even if you sell your shares of Common Stock after the Record Date.

If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal unless it is a "routine" matter. This is referred to as a "broker non-vote." Under the rules and interpretations of the New York Stock Exchange ("NYSE"), there are no "routine" proposals in a contested proxy solicitation. Because Clinton has initiated a contested proxy solicitation, there will be no "routine" matters at the Annual Meeting for any broker accounts that are provided with proxy materials by Clinton. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Clinton Relational Opportunity Master Fund, L.P., c/o Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions regarding your GOLD proxy card or need assistance in executing your proxy, please contact Okapi Partners LLC at (212) 297-0720 or Toll-Free at (855) 305-0857.

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INFORMATION ON THE PARTICIPANTS

This Proxy Solicitation is being made by CREL, a Cayman Islands exempted limited partnership; CRO, a Delaware limited liability company, which serves as the investment manager to CREL; CGI, a Delaware corporation, which serves as the sole member of CRO; Mr. Hall, a United States citizen, who serves as Chief Executive Officer of CGI; each of the Nominees, Scott R. Arnold, Randall H. Brown, William A. Finelli, and Raymond Mikulich; and CEV, a Delaware limited liability company, Andrew N. Stark, a United States citizen who serves as the Chief Executive Officer of CEV and Evan F. Denner, a United States citizen who serves as the Chief Investment Officer of CEV.

The principal business of each of CGI and CRO is to provide investment management services to private individuals and institutions. The principal business of CREL is to invest in securities. The principal business of Mr. Hall is to serve as Chief Executive Officer of CGI. The principal business of each Nominee is disclosed in the section titled "PROPOSAL 1 – ELECTION OF DIRECTORS" on page [ ]. The principal business of CEV is to serve as a student housing management company. The principal business of each of Mr. Stark and Mr. Denner is to serve as the Chief Executive Officer of CEV and Chief Investment Officer of CEV, respectively.

The principal business address of CRO, CGI and Mr. Hall is 601 Lexington Avenue, 51st Floor, New York, New York 10022. The principal business address of CREL is c/o Credit Suisse Administration Services (Cayman) Ltd., Grand Pavilion Commercial Centre, 802 West Bay Road, Georgetown, Grand Cayman, Cayman Islands, BWI, KY1-1104. The principal business address of each Nominee is disclosed in the section titled "PROPOSAL 1 – ELECTION OF DIRECTORS" on page [ ]. The principal business of each of CEV, Mr. Stark and Mr. Denner is 520 Eighth Avenue, 20th Floor, New York, New York 10018.

As of the date of this filing, the Participants beneficially own an aggregate of [ ] shares of Common Stock, constituting approximately [ ]% of the shares of Common Stock outstanding, as follows: (a) [ ] shares of Common Stock are beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) by CREL (which includes the [ ] shares of Common Stock held in record name); (b) [ ] shares of Common Stock may be deemed to be beneficially owned by CRO by virtue of an investment management agreement with CREL; (c) [ ] shares of Common Stock are held in a mutual fund portfolio with whom CGI has a sub-advisory agreement (“CASF”); (d) [ ] shares of Common Stock are held by a mutual fund portfolio with whom CGI has a sub-advisory agreement (“WKCAX”); (e) [ ] shares of Common Stock may be deemed to be beneficially owned by CGI, by virtue of (i) an investment management agreement with CREL and (ii) its relationship as sub-advisor to each of CASF and WKCAX; (f) [ ] shares of Common Stock may be deemed to be beneficially owned by Mr. Hall by virtue of his direct and indirect control of CREL, CRO and CGI; (g) [ ] shares of Common Stock may be deemed to be beneficially owned by Raymond Mikulich and [ ] shares of Common Stock may be deemed to be beneficially owned by Randall H. Brown. Other than Mr. Mikulich and Mr. Brown, no other Nominees beneficially own any shares of Common Stock. Please see Annex I for all transactions in Common Stock effectuated by the Participants during the past two years.

The shares of Common Stock may be held by CREL in commingled margin accounts, which may extend margin credit to such parties from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker's call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock reported herein.

Except as set forth in this Proxy Statement (including the Annexes hereto), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this Proxy Solicitation directly or indirectly beneficially owns any securities of Campus Crest; (iii) no Participant owns any securities of Campus Crest which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of Campus Crest during the past two years; (v) no part of the purchase price or market value of the securities of Campus Crest owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any

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contract, arrangements or understandings with any person with respect to any securities of Campus Crest, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of Campus Crest; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Campus Crest; (ix) no Participant or any of his its associates was a party to any transaction, or series of similar transactions, since the beginning of Campus Crest’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Campus Crest or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by Campus Crest or its affiliates, or with respect to any future transactions to which Campus Crest or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this proxy statement. There are no material proceedings to which any Participant or any of his or its associates is a party adverse to Campus Crest or any of its subsidiaries or has a material interest adverse to Campus Crest or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

In connection with the partnership between CGI and Andrew N. Stark, Evan F. Denner and CEV, such parties have entered into an indemnity agreement that contemplates, among other provisions that, CGI will indemnify Messrs. Stark and Denner against any losses that may be incurred by them in the event they become a party to litigation based on, or with respect to, their involvement in the Proxy Solicitation.

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REASONS FOR OUR SOLICITATION

We believe there is a compelling opportunity to turnaround the Company and a chance to create significant stockholder value in the future. In particular, the Company operates in the student housing sector which is a niche market in the real estate industry. We believe a company operating in the space with a strong management team and unwavering view towards sound execution at the property level can generate significant profits for stockholders, market share gains, and, in turn, attractive equity returns to its stockholders.

We believe there is significantly more that can be done by the Company to generate profit and returns for stockholders. We are soliciting the support of our fellow stockholders to put in place a Board that is better suited, in our view, to hire an executive management team and oversee the strategy of the Company. The Nominees collectively have decades of experience in student housing, REIT operations and management, private equity, real estate management, financial management and public company stewardship. We believe the Nominees' unique combination of experience and skills would assist the Company in defining a business plan and strategy that better exploits the Company’s assets.

In fact, since the Chief Executive Officer and Chief Financial Officer of the Company resigned on November 4, 2014, the permanent CEO and permanent CFO positions remain vacant during such a crucial time in the Company’s history. In addressing the needs of the Company today, we have partnered with CEV in our pursuit to improve the Company. CEV is a singularly focused student housing management company; a thought leader and change agent setting a new standard in student living that goes beyond merely heads in beds. Its senior management team has more than 25 years of experience in serving the student demographic.  CEV’s specialized focus and customer-centric approach gives it a unique perspective on the particular needs and challenges of managing student housing. CEV owns and/or manages approximately 10,000 beds today at 20 universities from San Diego, California to Clemson, South Carolina. Our Nominees intend to recommend bringing on board the executive team of Campus Evolution Villages and intend to recommend purchasing the management company of CEV.

Since the initial public offering of the Company on October 13, 2010, the stock price is down (43.9%), and accounting for dividends reinvested in the security, the stock price is down (27.5%). [1] During the same period, the performance of the Company’s two closest public comparable companies, American Campus Communities, Inc. (“American Campus”) and Education Realty Trust, Inc. (“Education Realty”) was a positive 36.1% and a positive 55.9%, respectively, and adjusting for dividends reinvested in the security, the performance of American Campus and Education Realty was a positive 60.2% and a positive 88.3%, respectively. [2] Similarly, during the same period, the performance of the S&P 500 and the FTSE ERPA/NAREIT United States Index (“FTSE ERPA/NAREIT Index”) [3] was a positive 13.5% and a positive 16.9%, respectively. and adjusting for dividends reinvested in the security, the performance of the S&P and the FTSE ERPA/NAREIT Index was a positive 15.8% and a positive 22.6%, respectively.[4]

In addition to disappointing stock price performance, the Company’s fundamental financial performance has deteriorated meaningfully since its IPO due to what we view as operational underperformance, poor capital allocation decisions and other management missteps:

[1] Source. Bloomberg. Period begins on October 13, 2010, the Company’s IPO date, and ends on February 13, 2015, the trading day preceding the public release of the current plan of the Participants.

[2] Source. Bloomberg. Period begins on October 13, 2010, the Company’s IPO date, and ends on February 13, 2015, the trading day preceding the public release of the current plan of the Participants.

[3] The FTSE NAREIT US Real Estate Index Series is a comprehensive family of REIT-focused indexes that span the commercial real estate industry.

[4] Source. Bloomberg. Period begins on October 13, 2010, the Company’s IPO date, and ends on February 13, 2015, the trading day preceding the public release of the current plan of the Participants.

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•	CCG’s AFFO per share has declined by a cumulative 11% since 2011 vs. peers which have on average grown AFFO per share by 56%; [5]

•	The Company has a bloated corporate cost structure with SG&A accounting for 9% of revenue – triple that of American Campus Communities (“ACC”) at 3% of revenue and more than double that of Education Realty Trust Inc. (“EDR”) at 4% of revenue; [6]

•	Campus Crest’s 90% occupancy rate lags its peer average of 93%; [7]

•	The Company’s quarterly dividend has been cut by 44% since 2011, while peers have increased dividends per share by 79% over the same time period;[8]

•	From the Company’s IPO through December 31, 2014, CCG has traded at an average 13% discount to NAV vs. peers which have on average traded at a 1% premium to NAV. [9]

We are disappointed by this financial performance, but believe it will not be materially improved without an immediate and thoughtful change in leadership and strategy.

We also believe the stock has not performed well over the medium- and long-term because other investors, and potential investors, have recognized the following missteps of the management team and the Board. They are as follows:

•	historical writedowns of acquired and developed assets; [10]

•	the Company's EVO concept has underperformed and it is unclear how much testing the Company had done beforehand or what expertise they had in the target market; [11]

•	the Board has overseen a failed management strategy of vertical integration that has, in our opinion, led to continued underperformance in the properties and missed deliveries of new assets;[12]

__________________________________________

 [5] Source: CapitalIQ. Peers refers to the average of American Campus and Education Realty.

[6] Source: CapitalIQ, LTM as of 9/30/14.

[7] Source: CCG’s 9/30/14 10Q, ACC’s November 2014 Company Presentation, and EDR’s 9/30/14 10Q. Peers refers to the average of American Campus and Education Realty.

[8] Source: Bloomberg. Peers refers to the average of American Campus and Education Realty.

[9] Source: CapitalIQ consensus estimates. Peers refers to the average of American Campus and Education Realty.

[10] Source: CCG’s 9/30/14 10Q. In the year to date period ended September 30, 2014, the Company incurred $37.6 million in expenses related to the write-off of pre-development costs and other corporate assets.

[11] Source: CCG’s Q2 2014 Earnings Call, July 31, 2014. “As is now clearly evident, our evo projects are well below everyone's expectations and are the primary driver in our decision to the revise guidance, which Ted will discuss momentarily. We attribute the slower leasing activity to a variety of factors which include the following: first, a new product experience.” (Robert M. Dann, Chief Operating Officer).

[12] Source CCG’s Q3 2014 Earnings Call, November 4, 2014, “After a thoughtful and judicious process, we determined that the shareholders were best served by exiting construction and development and focusing the Campus Crest organization on the operations, the basic walking and tackling of the business.” (Richard S. Kahlbaugh, Executive Chairman and Interim Chief Executive Officer).

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•	what we believe to be abuses of corporate spending and lavish perquisites; [13][14]

•	repeated reductions to financial projection guidance; [15]

•	allowing certain related party transactions; [16]

•	what we believe is ineffective and poor investor relations processes and corporate governance which have led to shareholder discontent; [17] and
•	the Company’s staged acquisition of Copper Beech led to significant uncertainty on the financing of the acquisition of Copper Beech.

[13] Source: Capital IQ, LTM period as of 9/30/14, The Company has a bloated corporate cost structure with SG&A accounting for 9% of revenue vs. American Campus at 3% of revenue and Education Realty at 4% of revenue.

[14] Source CCG’s Q3 2014 Earnings Call, November 4, 2014, “So I can tell you that there are some other assets that we do not believe are essential for the operation of the business, and we'll be disposing of those assets. The utilization of aircraft is an expense that we believe got out of control.” (Richard S. Kahlbaugh, Executive Chairman and Interim Chief Executive Officer).

[15]Source: CCG’s Q2 2014 Earnings Call, July 31, 2014. “So in addition to revising guidance given the lack of near-term clarity on our evo projects, we are also revising guidance to reflect our decision to materially reduce development activity.” (Ted W. Rollins, Co-Founder, Former Chairman of the Board, Former Chief Executive Officer. Source: CCG’s Q3 2013 Earnings Call, October 13, 2013, “And finally, the company is tightening its guidance range for full year 2013 FFO from $0.82 to $0.88 per fully diluted share to $0.80 to $0.82 based on management's current estimates for the fourth quarter, including the impact of the preferred stock and exchangeable note capital raise in October 2013.” (Donald L. Bobbit, Former Chief Financial Officer).

[16] Source: CCG’s 2013 10K. The Company leases aircraft from entities which two of our executive officers have an ownership interest. The Company is party to an agreement with a subsidiary of an entity affiliated by Richard S. Kahlbaugh pursuant to which the Company offers tenants a program of insurance services and products. The monthly fees totaled $0.9 million for the year ended December 31, 2013.

[17] Source: CCG’s Q3 2014 Earnings Call, July 41, 2015. “Corporate governance is clearly one of those, right? If you look at any one of your guy's metrics, our corporate governance score sucks, right? And we got to do better at that. We get that.” (Aaron S. Halfacre, Executive Vice President and Head of Capital Markets)

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We are highly critical of the Board’s oversight since the initial public offering. The majority of the Board members have been in place since the Company’s IPO. While we are critical of their failures to create shareholder value, we are also not surprised the Company has ended up in this predicament given the qualifications of the Board. While the Board possesses a diverse skillset of business and industry expertise, none of the members today possess any student housing experience. Only one director today has REIT experience.

In fact, when the CEO and CFO resigned on November 4, 2014, the Board installed Richard Kahlbaugh as the Interim Chief Executive Officer. Mr. Kahlbaugh appears to be a long standing executive in insurance services and does not possess any relevant expertise to run a student housing business or a public REIT beyond his service as a Board member of the Company. However, we believe the performance of the Company under his chairmanship speaks for itself.

In our pursuit to improve the Company, Clinton has partnered with CEV. CEV is a singularly focused student housing management company; a thought leader and change agent setting a new standard in student living that goes beyond merely heads in beds. Its senior management team has more than 25 years of experience in serving the student demographic. CEV’s specialized focus and customer-centric approach gives it a unique perspective on the particular needs and challenges of managing student housing. CEV owns and/or manages approximately10,000 beds today at 20 universities from San Diego, California to Clemson, South Carolina.

CEV and its principals, Mr. Stark and Mr. Denner, have a proven track-record in student housing, commercial and residential real estate finance and development, and in growing successful operating real estate platforms, which gives it a unique insight into the nuances of student housing. The principals of CEV are seasoned leaders with turn-around and growth experience at both the corporate and asset level and also with significant exposure to the capital markets, including public company and shareholder know-how. CEV has wide-ranging student housing management experience and strong relationships with owners, universities and other institutions. Top-down leadership and brand building, with culture immersion and training, has separated CEV from its peers; CEV understands that student housing is a management-intensive operating business requiring a cohesive team at all touch-points focused on the experiential nature of student housing.

We believe the best way to put the Company on the path to improved financial performance is to change the composition of the Board and the management team. We believe that new directors, especially ones that have industry experience, can help the Company by objectively overseeing the operations and strategy of the Company and that new executives can help to execute the Company's strategy more effectively.

If this Proxy Solicitation is successful, our Nominees – Scott R. Arnold, Randall H. Brown, William A. Finelli and Raymond Mikulich – along with the existing director that gets the most votes on the Company's proxy card (the "Continuing Director") will constitute the Board.18  We believe this new Board would be substantially stronger and better able to guide the Company than the existing Board. In particular, the independent Nominees have years of experience in student housing, REIT operations and management, private equity, real estate management, financial management and public company stewardship.

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The Nominees will work with the Continuing Director to evaluate the Company's current strategy and to make changes they deem appropriate after exercising their best business judgment as fiduciaries for all stockholders. Our Nominees intend to propose immediately bringing on board the executive team of CEV and to propose purchasing the management company of CEV. Our Nominees have discussed the parameters of the employment contracts with Andrew N. Stark and Evan F. Denner (together, the “Prospective Executive Team”) to become Chief Executive Officer and President/Chief Operating Officer, respectively, of the Company. Our Nominees have also discussed the parameters of the purchase of the management company of CEV.

We have been informed by the Prospective Executive Team and Nominees that part of their plan, subject to the exercise of their fiduciary duties, and to review once they are executives and directors, respectively, and have access to additional information and the opportunity to confer with the Continuing Director, would likely include the following elements:

•	improve the property level management of all of the Company’s assets today by applying the best practices and proven operating processes and procedures;
•	work with existing employees of the Company in a seamless transition to the operating style of the Prospective Executive Team and provide them with expertise and guidance to maximize property-level performance;

•	develop a six month plan to stabilize operations, improve key performance metrics at the properties and improve the marketing and branding functions at the Company;

•	examine in great detail components of the Company’s general and administrative expenses and development, construction and management services expenses;
•	evaluate joint venture structures and other financing structures to move held for development properties off balance sheet while both retaining the right to purchase the properties at a later date and raising cash to reduce financial leverage;

•	establish university relationships;

•	implement marketing and leasing guidelines and procedures for current leasing cycle;

•	utilize CEV’s turn[19] process to complete the upcoming turn procedures in a smooth and consistent manner;

•	evaluate joint venture structures and other financing structures to purchase additional real estate off balance sheet while both retaining the right to purchase the properties into the Company at a later date and adding net operating income to the Company from additional managed properties; and

•	oversee the continued buildout of a corporate infrastructure with skillsets and attitudes of like mind to the Prospective Executive team.

We believe the Company has a significant opportunity to create stockholder value in the student housing sector. Stockholders should ensure that the Company has the right Board, strategy and executive team to execute on what we believe to be a big opportunity.

We therefore encourage our fellow Stockholders to read the complete biographies on the Nominees and to support their election.

18 There is no assurance that any incumbent director will serve as a director if one or more of the Nominees are elected to the Board.

19 In the student housing industry, turn is the critical period each calendar year during which students are moving out of their apartments and new students are moving into their new apartments. Management carries out a complete maintenance of the property, including repairs, replacements, painting and a full cleaning of the apartments.

10

BACKGROUND OF THE PROXY SOLICITATION

On November 4, 2014, the Company announced changes in senior management, as well as its intent to acquire the Copper Beach assets, discontinue its construction and development business, reduce joint venture exposure and sell non-core assets. Specific to the management changes, Ted W. Rollins, Chairman and Chief Executive Officer, and Donnie Bobbitt, Chief Financial Officer, resigned, effective immediately.

On November 7, 2014, representatives of CGI had a conference call with Aaron Halfacre, who at the time, served as Chief Investment Officer of the Company regarding diligence matters of the Company and the strategy of the Company with interim management.

On November 12, 2014, representatives of CGI sent a letter on behalf of CREL notifying the Company of its intent to nominate persons for the election as directors at the upcoming annual meeting.

On November 17, 2014, representatives of CGI sent a letter on behalf of CREL notifying the Company of an update to its notice of nomination previously sent on November 12, 2014.

On November 20, 2014, the Company announced its intent to dispose of certain, undeveloped real estate pipeline assets as part of its strategic repositioning.

On December 5, 2014, representatives of CGI had a conference call with Mr. Kahlbaugh and Mr. Halfacre. During the call, the representatives from CGI expressed their concern about the lack of executive leadership present at the Company and the lack of student housing and REIT experience at the Company’s Board. Representatives from CGI also discussed the notification to nominate director candidates at the upcoming annual meeting.

On December 10, 2014, Andrew N. Stark and Evan F. Denner met with Mr. Kalbaugh and Mr. Halfacre to express an interest in working together and the desire to move quickly with the 2015/16 leasing cycle already underway. Mr. Stark and Mr. Denner highlighted the interest in looking to bring the CEV management company and executive team to the Company as well as provide (i) immediate revenue from CEV’s current management contracts, (ii) a future pipeline of acquisitions and development projects, and (iii) access to future capital.

On January 5, 2015, Messrs. Stark and Denner again met with Mr. Kahlbaugh to discuss CEV’s continued interest in transacting with the Company to enhance shareholder value through a total solution that most critically would bring much needed sector experience to the Company. Mr. Kahlbaugh requested that CEV provide a proposal letter to share with the Board.

On January 6, 2015, CEV delivered a proposal letter to Mr. Kahlbaugh outlining CEV and CCG combining operations to immediately address the lack of leadership and direction at the Company. The letter laid out CEV’s ability to bring its attractive pipeline of student housing assets as an option to the Company as well as potential future access to financing. CEV pointed out the benefit of retaining some of the Company’s development parcels in order to employ CEV’s development expertise and provide an additional forward pipeline to the Company.

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On January 8, 2015, Mr. Stark and Mr. Denner, at the request of Mr Kahlbaugh met with Mr. Kahlbaugh and additional members of the Company’s Board, Daniel L. Simmons and James W. McCaughan, to discuss the needs of the Company and CEV’s proposal to bring value back to the Company’s stockholders through a full solution for the Company, including of sector expertise and a cohesive senior management team.

On January 16, 2015, representatives of CGI had a conference call with Mr. Kahlbaugh and Mr. Halfacre. During the call, the representatives from CGI reiterated their concern about the lack of executive leadership at the Company present at the Company and the lack of student housing and REIT experience at the Company’s Board. Representatives of CGI elaborated on possible approaches to reaching a settlement to avoid a proxy contest.

On January 27 and 28, 2015, Mr. Simmons attended the private, internal annual CEV manager’s meetings and, on the evening of January 28, 2015, requested that Mr. Stark meet with Mr. Kahlbaugh and Mr. Simmons on January 29, 2015. Mr. Simmons canceled the meeting on January 29, 2015 and failed to communicate after that date.

On February 13, 2015, CGI partnered with Campus Evolution Villages. The partnership was confirmed by a written letter agreement, dated February 13, 2015.

On February 13, 2015, representatives of CGI had a conference call with Mr. Kahlbaugh and Mr. Halfacre. During the call, the representatives from CGI alerted the Company that it had planned to send a letter detailing CGI’s current plan for its proxy contest to the Board during the week of February 16. A draft of the letter was sent to several members of the Board .

On February 16, 2015, the Company announced that its Boar authorized the Company to explore a broad range of strategic, operational and financial alternatives to further enhance stockholder value. Additionally, the Board appointed Aaron Halfacre, the Company's Chief Investment Officer, to the role of President.

On February 16, 2015, CGI sent a letter to the Company’s Board detailing is plan for the upcoming proxy contest. The letter was also included in a press release.

On February 19, 2015, representatives of CGI had a conference call with representatives of Moelis & Co., the Company’s financial advisor.

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 PROPOSAL 1 – ELECTION OF DIRECTORS

According to publicly available information, the Board currently consists of five directors, whose terms will expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our four Nominees, each of whom is independent of the Company. If successful in our Proxy Solicitation, the Board will be composed of our Nominees – Scott R. Arnold, Randall H. Brown, William A. Finelli and Raymond Mikulich – and the Company director nominee receiving the highest number of votes in favor of his or her election at the Annual Meeting. If elected, each of the Nominees will serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. If all four of our Nominees are elected, they will represent a majority of the members of the Board. There is no assurance that any incumbent director will serve as a director if one or more of our Nominees are elected to the Board.

We are soliciting proxies to elect only the Nominees listed herein. Accordingly, the enclosed GOLD proxy card may only be voted for the Nominees and does not confer voting power with respect to any of the Company's director nominees. Stockholders who return the GOLD proxy card will only be able to vote for the four Nominees listed on the card and will not have the opportunity to vote for the additional seat up for election at the Annual Meeting. You can only vote for the Company's director nominees by signing and returning a proxy card provided by the Company or by requesting a legal proxy and casting your ballot in person by attending the Annual Meeting. You should refer to the Company's Proxy Statement when it is filed with the SEC for the names, background, qualifications and other information concerning the incumbent directors.

Name and Business Address	Age	Principal Occupation For Past Five Years and Directorships

Scott R. Arnold 34 Ryders Lane Wilton, CT 06897	56

Scott Arnold has served as Senior Portfolio Manager, ABS and Private Equity with CGI since May 2007. Mr. Arnold has been involved in the portfolio management of all asset-backed strategies at CGI. Mr. Arnold has extensive experience in the analysis, valuation, trading and marketing of mortgage-backed and asset-backed securities. Mr. Arnold also heads CGI’s effort in the community bank space. Prior to joining CGI’s ABS desk, he was involved in research, restructuring and principal investing in distressed debt and special situations investments at both CGI and Source Capital Group, a boutique investment firm (“Source Capital”). Mr. Arnold worked at CGI from June 2002 until August 2004 and Source Capital from June 2000 until June 2002 and from September 2004 until April 2007. From 1983 until 1999, Mr. Arnold worked in the mortgage backed securities area at several leading investment banks including Salomon Brothers and Smith Barney & Co. Mr. Arnold served on the Board of Urban Trust Bank, a federally chartered community bank that provides value oriented consumer and commercial banking services through an extensive network of branches in Florida, from June 2009 until March 2014 and served as its Chairman from October 2010 through the remainder of his tenure, and was previously a director of Herald National Bank until its merger with BankUnited. Mr. Arnold earned a BA from Northwestern University and his MBA from the Kellogg School at Northwestern University.

Mr. Arnold’s qualifications as a director include his nearly 30 years of investment and asset-backed strategy experience, in addition to his distressed debt and special situations investments experience.

13

Randall H. Brown 3495 Manor Grove Cv Collierville, TN 38017	56

Randall Brown is currently a private investor and has been since June 2014. Previously, Mr. Brown was the Executive Vice President, Chief Financial Officer and Treasurer of Education Realty Trust, Inc., the second largest public student housing Real Estate Investment Trust (“REIT”) in the United States, from January 2005 until June 2014. Mr. Brown currently serves on the Real Estate Advisor Board at Fogelman College of Business at the University of Memphis and as an Advisory Board Member, College Business & Global Affairs, at the University of Tennessee, Martin. Mr. Brown joined Education Realty Trust, Inc.’s predecessor company, Allen & O’Hara, Inc., as its Chief Financial Officer, Treasurer and Secretary in June 1999. Prior to joining Allen & O’Hara, Mr. Brown served as director of corporate finance for Promus Hotel Corporation (now part of Hilton Hotels Corporation). Prior to his promotion to director of corporate finance, Mr. Brown served as manager of capital analysis and planning for Promus. Mr. Brown began his career at PriceWaterhouseCoopers LLP and also held various financial and accounting positions at International Paper Company and Holiday Inns, Inc. Mr. Brown received a BBA from the University of Memphis and a B.S. from the University of Tennessee at Martin. Mr. Brown is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants.

Mr. Brown’s qualifications as a director include his 20 years of vast experience in the real estate and student housing industries which included his position as an executive officer of one of the largest publicly-traded student housing REITs in the nation where his extensive experience in corporate finance and accounting enabled him to played a significant role in the long-term strategic growth of the company.

William A. Finelli 79 Vreeland Ave Rutherford, NJ 07070	57

William Finelli is currently self-employed as real estate consultant and has been serving in this capacity since April 2014. Prior to April 2014, Mr. Finelli was the President of BlackRock Realty Advisors Inc. (“Black Rock Realty”), a real estate investment company, and Global Chief Operating Officer of the real estate platform of BlackRock Inc., an investment management company. Mr. Finelli worked at BlackRock Realty and its predecessor for 19 years and he was responsible for financial management, information technology, client accounting and reporting, valuations and business operations. Mr. Finelli was also a member of the Real Estate Global Executive Committee as well as the Chairman of the Americas Investment Committee and Valuation Committee. From 1983 until 1995, Mr. Finelli worked for the Mutual Benefit Life Insurance Corporation in various capacities, including as Chief Financial Officer of its real estate division and its holding corporation, for diversified subsidiaries. Mr. Finelli received his B.S. from Rutgers University. Mr. Finelli is also a certified public accountant.

Mr. Finelli’s qualifications as director include his vast experience as a real estate financial executive with over 30 years of diversified global experience.

14

Raymond Mikulich 15 Central Park West Apt 15D New York, NY 10023	61

Raymond Mikulich currently serves as the Managing Partner and Chief Investment Officer for Ridgeline Capital Group, LLC, and the Chief Executive Officer of HomeLPC, LLC. Both entities are real estate investment companies based in New York, NY. Previously, Mr. Mikulich was head of Apollo Global Real Estate Private Equity Investment (“Apollo Global”) from September 2010 until December 2011. During his over 20 year career at Lehman Brothers Holdings Inc. (“Lehman Brothers”) ending in 2007, Mr. Mikulich was a member of the firm’s Investment Committee and the co-head of the Real Estate Private Equity Group and the Group Head of Global Real Estate Investment Banking. He has served as a Trustee of the Urban Land Institute, on the Board of The Real Estate Roundtable, as a member of the Advisory Board of the National Association of Real Estate Investment Trusts, as well as numerous other industry organizations. Mr. Mikulich currently serves as a director of Altus Group Limited, a commercial real estate consulting and advisory firm based in Toronto, Canada and has done so since December 2013. Mr. Mikulich has also served as a board member of the Real Estate Centers at the Wharton School at the University of Pennsylvania, Columbia University and the University of Wisconsin. Mr. Mikulich received a B.A. at Knox College and a J.D. from Chicago Kent College of Law. Mr. Mikulich is a Certified Counsel of Real Estate and Chartered Surveyor.

Mr. Mikulich’s qualifications as a director include his 35 years of experience in the real estate industry and vast knowledge and experience in real estate finance and investment.

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. If elected, each of the Nominees would be considered an independent director of the Company under (i) the Company's Corporate Governance Guidelines, (ii) the NYSE Listing Rules and (iii) paragraph (a)(1) of Item 407 of Regulation S-K.

Each of the Nominees has entered into a nominee agreement pursuant to which CGI has agreed to pay the costs of soliciting proxies, and to defend and indemnify him against, and with respect to, any losses that may be incurred by him in the event he becomes a party to litigation based on his nomination as a candidate for election to the Board and the solicitation of proxies in support of his election. No Nominee will receive any compensation under his respective nominee agreement and will not receive any compensation from Clinton or its affiliates for his services as a director of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company's then-established practices for services of non-employee directors.

Each of the Nominees has agreed to being named as a Nominee in this Proxy Statement and has confirmed his willingness to serve on the Board if elected.  Clinton does not expect that any of the Nominees will be unable to stand for election, but in the event that a Nominee is unable to or for good cause will not serve, the shares of Common Stock represented by the GOLD proxy card will be voted for a substitute candidate selected by Clinton.  If Clinton determines to add nominees, whether because the Company expands the size of the Board subsequent to the date of this Proxy Statement or for any other reason, Clinton will supplement this Proxy Statement.

A stockholder may vote for the election of less than all of the Nominees by designating the names of one or more Nominees who are not to be elected.

The election of all four of the Nominees may result in certain "change in control" compensation payments becoming payable to certain designated officers of the Company. Under the terms of the Employment Agreements for these designated officers of the Company and the Amended and Restated Equity Incentive Compensation Plan (the "Equity Plan"), there may be a "change in control" pursuant to this proxy solicitation if a majority of the incumbent members of the

15

Board fail to approve the election of the four Nominees. According to the Company's Proxy Statement, termination of the designated officers of the Company following a change in control may result in the following: (i) potential payments to the designated officers of the Company of up to $[ ] million under the Employment Agreements, and (ii) the accelerated vesting of awards of up to $[ ] under the Equity Plan.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect that the Company's Proxy Statement will indicate that the audit committee of the Board has selected KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to stockholder ratification. According to the Company's proxy statement filed in connection with its 2014 annual meeting of stockholders (the "2014 Proxy Statement"), while it is not required to do so, the Board submits the selection of KPMG LLP for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Company's audit committee will reconsider its selection.

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote.

WE URGE YOU TO VOTE FOR PROPOSAL 2.

16

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Each share of Common Stock is entitled to one vote. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.  Based on publicly available information, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of Clinton's Nominees, FOR the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and AGAINST the advisory vote on approving executive compensation and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

Based on publicly available information, we believe the current Board intends to nominate five candidates for election as directors at the Annual Meeting. This Proxy Statement is soliciting votes to elect only our four Nominees. Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to the Company's nominees. The Participants intend to vote all of their shares of Common Stock in favor of the Nominees. A stockholder may vote for the election of less than all of the Nominees by designating the names of one or more Nominees who are not to be elected.

Stockholders who return the GOLD proxy card will only be able to vote for the four Nominees listed on the card and will not have the opportunity to vote for the additional seat up for election at the Annual Meeting. You can only vote for the Company's director nominees by signing and returning a proxy card provided by the Company or by requesting a legal proxy and casting your ballot in person by attending the Annual Meeting. You should refer to the Company's Proxy Statement when it is filed with the SEC for the names, background, qualifications and other information concerning the incumbent directors.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

According to the By-laws, the presence in person or represented by proxy of a majority of the outstanding shares of Common Stock as of the Record Date shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented by proxies marked "Abstain" or "Withheld" and "broker non-votes" are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the Proposals because the broker does not have discretionary voting authority on non-routine matters and has not received instructions from its client as to how to vote on a particular proposal.

Abstentions will have no effect on Proposal 2. Votes withheld will have no effect on Proposal 1. Under the rules and interpretations of the New York Stock Exchange ("NYSE"), there are no "routine" proposals in a contested proxy solicitation. Because Clinton has initiated a contested proxy solicitation, there will be no "routine" matters at the Annual Meeting for any broker accounts that are provided with proxy materials by Clinton.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting (assuming a quorum is present) and entitled to vote is required for the election of a Nominee to the Board pursuant to Proposal 1. Withheld votes and broker non-votes will have no effect on the election of directors.

Ratification Of Independent Registered Public Accounting Firm ─ The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting (assuming a quorum is present) and entitled to vote is required for the approval of Proposal 2.  Abstentions with respect to Proposal 2 will have the effect of casting a negative vote on such Proposal. A broker non-vote will have no effect on the outcome of Proposal 2.

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Advisory Vote On Executive Compensation – The advisory vote to approve the Company's named executive officers' compensation is not binding on the Company. The Company will consider the stockholders to have approved the executive compensation if the number of votes cast "for" Proposal 3 exceeds the number of votes cast "against" Proposal 5. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

IF YOU WISH TO VOTE FOR THE ELECTION OF OUR NOMINEES TO THE BOARD AND FOR THE PROPOSALS, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

APPRAISAL/DISSENTER RIGHTS

Stockholders are not entitled to appraisal or dissenters' rights provided for under Maryland law unless the Board, upon the affirmative vote of a majority of the Board, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

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SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Solicitation is being made by the Participants. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Clinton will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Clinton has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Clinton will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The entire expense of soliciting proxies is being borne by Clinton. Costs of this Proxy Solicitation are currently estimated to be approximately $[ ]. Clinton estimates that through the date hereof, its expenses in connection with the Proxy Solicitation are approximately $[ ]. If successful, we may seek reimbursement of these costs from the Company. In the event that we decide to seek reimbursement of our expenses, we do not intend to submit the matter to a vote of the Company's stockholders. The Board would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, advisors, printing, advertising, postage and related expenses and fees.

Clinton has retained Okapi Partners LLC ("Okapi") to provide solicitation and advisory services in connection with this Proxy Solicitation. Okapi will receive a fee not to exceed $200,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified by CGI against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Okapi will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  It is anticipated that Okapi will employ approximately 30 persons to solicit Campus Crest’s stockholders as part of this solicitation. Okapi does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this Proxy Solicitation.

Important Notice Regarding the Availability of this Proxy Statement

This proxy statement and all other solicitation materials in connection with this Proxy Solicitation will be available on the Internet, free of charge, at [ ].

Information Concerning Campus Crest

Clinton has omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company's Proxy Statement in connection with the Annual Meeting. Such disclosure includes, among other things, information regarding securities of the Company beneficially owned by the Company's directors, nominees and management; certain stockholders' beneficial ownership of more than 5% of the Company's voting securities; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2016 annual meeting of stockholders and for consideration for inclusion in the proxy materials for that meeting. If the Company does not distribute the Company's Proxy Statement to stockholders at least ten days prior to the Annual Meeting, Clinton will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. Clinton takes no responsibility for the accuracy or completeness of information contained in the Company's Proxy Statement. Except as otherwise noted herein, the information in this Proxy Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. We do not take responsibility, except to the extent imposed by law, for the accuracy or completeness of statements in public documents and records that were not prepared by or on behalf of any of the Participants, or for any failure of the Company to disclose in its public documents and records any events that may affect the significance or accuracy of the information contained herein.

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Conclusion

We urge you to carefully consider the information contained in this proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.

Thank you for your support,

Clinton Relational Opportunity Master Fund, L.P.

Clinton Relational Opportunity, LLC

Clinton Group, Inc.

George E. Hall

Scott R. Arnold

Randall H. Brown

William A. Finelli

Raymond Mikulich

Campus Evolution Villages, LLC

Evan F. Denner

Andrew N. Stark

February 23, 2015

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ANNEX I

TRANSACTIONS BY THE PARTICIPANTS IN THE SECURITIES OF CAMPUS CREST COMMUNITIES, INC. DURING THE PAST TWO YEARS

The following tables set forth all transactions effected during the past two years by the Participants with respect to securities of the Company. The shares of Common Stock reported herein are held in either cash accounts or margin accounts in the ordinary course of business. Unless otherwise indicated, all transactions were effected on the open market.

Common Stock

CREL

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
8/4/14	26,816	11/18/14	4,850	2/13/15	12,000
8/5/14	5,000	11/19/14	15,000	2/17/15	3,500
8/12/14	17,500	12/2/14	35,000	2/23/15	7,038
9/15/14	12,500	12/4/14	4,950
10/6/14	25,000	12/5/14	7,500
10/9/14	22,500	12/17/14	(45,000)
10/10/14	12,500	12/19/14	(25,000)
10/15/14	10,000	12/23/14	30,689
11/3/14	(10,000)	12/24/14	10,019
11/6/14	55,000	12/26/14	5,000
11/7/14	20,350	1/23/15	2,000
11/11/14	42,500	2/10/15	10,000

CASF

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
8/4/14	26,816	11/6/2014	10,000	2/10/15	10,000
8/5/14	5,000	11/7/2014	19,800	2/17/15	3,500
8/12/14	17,500	11/10/2014	45,000	2/23/15
9/15/14	12,500	11/11/2014	42,500
10/6/14	25,000	11/18/14	4,850
10/9/14	22,500	11/19/14	15,000
10/10/14	12,500	12/2/14	35,000
10/15/14	10,000	12/4/14	5,100
11/3/14	(10,000)	12/5/14	7,500
11/6/14	10,000	12/17/14	(45,000)
11/7/14	19,800	12/19/14	(25,000)
11/10/14	45,000	12/23/14	30,500
11/11/14	42,500	12/24/14	9,726
11/3/14	(10,000)	12/26/14	5,000

WKCAX

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
9/16/14	5,000	11/13/14	10,000	1/16/15	6,886
9/17/14	5,000	11/18/14	5,000	1/22/15	7,000
9/24/14	5,000	11/24/14	(5,000)	1/23/15	8,000
9/30/14	10,000	12/2/14	5,000	1/26/15	2,000
10/1/14	15,000	12/3/14	5,675	1/27/15	3,000
10/6/14	10,000	12/4/14	4,950	1/29/15	(15,000)
10/8/14	10,000	12/5/14	(5,000)	2/4/15	(5,000)
10/9/14	5,000	12/8/14	(5,000)	2/6/15	14,000
10/15/14	5,000	12/9/14	(10,000)	2/10/15	5,000
10/20/14	(15,000)	12/12/14	4,700	2/11/15	6,300
10/21/14	(5,000)	12/17/14	(10,000)	2/12/15	5,000
10/23/14	(10,000)	12/19/14	(5,000)	2/13/15	20,300
11/3/14	(5,000)	12/23/14	20,000	2/17/15	(7,500)
11/4/14	(35,000)	12/24/14	9,724	2/18/15	(5,084)
11/5/14	5,000	12/30/14	(10,000)
11/6/14	5,000	1/7/15	15,000
11/7/14	14,850	1/8/15	10,000
11/11/14	15,000	1/14/15	15,000

RAYMOND MIKULICH

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
10/09/14	800	10/15/14	7,200	12/11/14	(15,000)
10/14/14	2,000	10/16/14	5,000	2/17/15	20,000

RANDALL BROWN

Trade Date	Amount Acquired (Sold)	Trade Date	Amount Acquired (Sold)
7/6/14	100	9/8/14	125
4/22/14	400	10/1/14	600

Options

Further, on February 17, 2015, each of CREL and CASF sold call options on 6,000 shares of Common Stock with an expiration date of March 20, 2015 and a strike price of $7.50 per share.

[FORM OF PROXY CARD]

PRELIMINARY COPY – SUBJECT TO COMPLETION

DATED FEBRUARY 23, 2015

PROXY OF STOCKHOLDERS OF CAMPUS CREST COMMUNITIES, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS:

THIS PROXY SOLICITATION IS BEING MADE BY CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC., MR. GEORGE E. HALL (COLLECTIVELY, "CLINTON") TOGETHER WITH SCOTT R. ARNOLD, RANDALL H. BROWN, WILLIAM A. FINELLI AND RAYMOND MIKULICH (COLLECTIVELY, THE "NOMINEES") AND CAMPUS EVOLUTION VILLAGES, LLC, EVAN F. DENNER AND ANDREW N. STARK (COLLECTIVELY, THE “CEV PARTIES”).

THIS SOLICITATION IS BEING MADE BY CLINTON, THE NOMINEES AND THE CEV PARTIES NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD")

The undersigned appoints [ ] and [ ], and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, which the undersigned would be entitled to vote if personally present at the 2015 Annual Meeting of Stockholders of the Company scheduled to be held at [ ], on [ ], 2015 at [ ], Central Time, (including at any adjournments or postponements thereof and at any meeting called in lieu thereof, the "Annual Meeting").

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Clinton a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" PURSUANT TO PROPOSAL 1, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSAL 3.

This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

1.	The election of Scott R. Arnold, Randall H. Brown, William A. Finelli and Raymond Mikulich to serve as directors on the Board.

☐	☐	☐
For All Nominees	Withhold Authority to Vote for all Nominees	For all Nominees Except

INSTRUCTIONS: IF YOU DO NOT WISH YOUR SHARES OF COMMON STOCK TO BE VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL NOMINEES EXCEPT" BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE BELOW. YOUR SHARES OF COMMON STOCK WILL BE VOTED FOR THE REMAINING NOMINEE(S).

________________________________________________________________________________________

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

☐	☐	☐
FOR	AGAINST	ABSTAIN

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers.

☐	☐	☐
FOR	AGAINST	ABSTAIN

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Date:	2015

Signature

Signature (if held jointly)

Title(s):

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares of Common Stock are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.